Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CHENIERE LNG, INC.

CHENIERE ACQUISITION, LLC

BPU ASSOCIATES, LLC

AND

BPU LNG, INC.

February 8, 2005

TABLE OF CONTENTS

Article 1 THE MERGER		1
1.1	The Merger	1
1.2	Effective Time of the Merger	2

Article 2 THE SURVIVING COMPANY		2
2.1	Certificate of Incorporation	2
2.2	Bylaws	2
2.3	Directors	2
2.4	Officers	2

Article 3 CONVERSION OF SHARES		2
3.1	Effect on Capital Stock	2
3.2	Exchange of Certificates	2
3.3	[Intentionally Omitted]	3
3.4	Tax and Accounting Consequences	3
3.5	Taking of Necessary Action; Further Action	3
3.6	Closing	3
3.7	Closing Deliveries	3

Article 4 REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING COMPANIES		4
4.1	Organization and Qualification	4
4.2	Authority; Non-Contravention; Approvals	4
4.3	Brokers and Finders	5

Article 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDER		6
5.1	Organization and Qualification	6
5.2	Capitalization	6
5.3	Authority; Non-Contravention; Approvals	7
5.4	Subsidiaries	8
5.5	Financial Statements	8
5.6	Absence of Liabilities	8
5.7	Absence of Certain Changes or Events	8
5.8	Litigation	8
5.9	No Violation of Law; Compliance with Agreements	8
5.10	Insurance	9
5.11	Taxes	9
5.12	Employee Benefit Plans	10
5.13	Employees and Labor Matters	11
5.14	Property	12
5.15	Contracts, Agreements, Plans and Commitments	13
5.16	Brokers and Finders	14

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5.17	Books and Records	14
5.18	Registration Statement	14
5.19	Investment Representations	14

Article 6 CONDUCT OF BUSINESS PENDING CLOSING		16
6.1	Conduct of Business by the Company Pending the Merger	16
6.2	Access to Information	17
6.3	Commercially Reasonable Efforts	17

Article 7 CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES		17
7.1	Further Assurances	17
7.2	Expenses and Fees	18
7.3	Agreement to Cooperate	18
7.4	Notification of Certain Matters	18
7.5	Confidential Information	18
7.6	Clear Market	19
7.7	Release of Pipeline Interest	19
7.8	Stockholder’s Net Worth	19
7.9	Tax Matters	20
7.10	Post-Merger Cooperation	21
7.11	Restriction on Transfer	21

Article 8 CONDITIONS TO CLOSING		21
8.1	Conditions to Each Party’s Obligation to Effect the Merger	21
8.2	Conditions to Obligation of the Company and the Stockholder to Effect the Merger	21
8.3	Conditions to Obligations of the Acquiring Companies to Effect the Merger	22

Article 9 TERMINATION, AMENDMENT AND WAIVER		23
9.1	Termination of Agreement	23
9.2	Effect of Termination	23

Article 10 INDEMNIFICATION AND LIMITATION ON LIABILITY		24
10.1	Indemnification by the Stockholder	24
10.2	Indemnification by the Acquiring Companies	24
10.3	Indemnification Procedure	25
10.4	Survival	26
10.5	General Release	26
10.6	Satisfaction of Capital Contributions	28

Article 11 GENERAL PROVISIONS		28
11.1	Notices	28
11.2	Interpretation	29
11.3	Entire Agreement	29
11.4	Assignment	29
11.5	Governing Law	29

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11.6	Amendment	29
11.7	Counterparts	29
11.8	Parties in Interest; Third-Party Beneficiaries	29
11.9	Severability	30
11.10	Press Releases and Public Announcements	30
11.11	Headings	30
11.12	Construction	30

• Exhibit A	Definitions

• Exhibit B	Registration Rights Agreement

• Exhibit C	Quitclaim Deed

• Exhibit D	Option Agreement

• Exhibit E	Restated Certificate of Incorporation

• Exhibit F	Amended and Restated Bylaws

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 8, 2005 (the “Agreement”), is by and among CHENIERE LNG, INC., a Delaware corporation (the “Buyer”); CHENIERE ACQUISITION, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Buyer (“Cheniere Acquisition,” and together with the Buyer, collectively referred to herein as the “Acquiring Companies” and individually as an “Acquiring Company”); BPU ASSOCIATES, LLC, a Delaware limited liability company (the “Stockholder”); and BPU LNG, INC., a Delaware corporation (the “Company”). The Acquiring Companies, the Stockholder and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Each of the Acquiring Companies is a direct or indirect subsidiary of Cheniere Energy, Inc., a Delaware corporation (the “Parent”). Capitalized terms used herein shall have the meanings set forth in Exhibit A.

W I T N E S S E T H:

A. The board of directors and the sole stockholder of the Company and the sole manager and sole member of Cheniere Acquisition have approved this Agreement and the merger of Cheniere Acquisition with and into the Company (the “Merger”), in accordance with Section 18-209 of the Delaware Limited Liability Company Act (the “Delaware Act”) and Section 264 of the Delaware General Corporation Law (the “DGCL,” and together with the Delaware Act, collectively referred to herein as the “Delaware Laws”) and upon the terms and subject to the conditions hereof, whereby each share of common stock, par value $.01 per share, of the Company (the “Company Common Stock”) issued and outstanding prior to the Merger will be converted into the right to receive the Merger Consideration provided for herein.

B. The board of directors of the Company has determined that the Merger is fair to and in the best interests of the Company and the Stockholder.

C. The Acquiring Companies, the Company and the Stockholder desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger, all as set forth herein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, covenant and agree as follows:

Article 1

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time in accordance with the Delaware Laws, Cheniere Acquisition shall be merged with and into the Company, and the separate existence of Cheniere Acquisition shall thereupon cease. The Company shall be the Surviving Company (the “Surviving Company”) as a corporation incorporated and existing under the laws of the State of Delaware under the name “Corpus Christi LNG-LP, Inc.”.

1.2 Effective Time of the Merger. The Merger shall become effective at such time (the “Effective Time”) as a certificate of merger is filed with the Secretary of State of the State of Delaware in accordance with the Delaware Laws (the “Merger Filing”). The Merger Filing shall be made simultaneously with, or as soon as practicable after, the Closing in accordance with Article 3.

Article 2

THE SURVIVING COMPANY

2.1 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated to read as set forth in Exhibit E attached hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Company, until duly amended in accordance with applicable law.

2.2 Bylaws. At the Effective Time, the bylaws of the Company shall be amended and restated to read as set forth in Exhibit F attached hereto, and as so amended and restated shall be the bylaws of the Surviving Company, until duly amended in accordance with applicable law.

2.3 Directors. The directors of the Surviving Company from and after the Effective Time shall be Don A. Turkleson, George Tiblier and Richard G. Gilmore, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company.

2.4 Officers. From and after the Effective Time, the officers of the Surviving Company shall be (i) Don A. Turkleson, Chief Executive Officer and Chief Financial Officer, (ii) Keith M. Myer, President, (iii) Graham A. McArthur, Treasurer and (iv) Richard G. Gilmore, Secretary, each to hold office until the earlier of his resignation or removal or until his respective successor is duly elected and qualified, as the case may be, in accordance with the certificate of incorporation and bylaws of the Surviving Company.

Article 3

CONVERSION OF SHARES

3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties:

(a) Conversion of Company Common Stock. Each of the 1,000 shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, at Closing, 1,000 shares of Parent Common Stock.

(b) Units of Cheniere Acquisition. Each unit of Cheniere Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Company, and the Surviving Company shall thereby become a wholly-owned subsidiary of the Buyer.

3.2 Exchange of Certificates. Immediately after the Effective Time the Stockholder will surrender for cancellation the Stockholder’s stock certificate, which immediately prior to the

Effective Time represents all of the 1,000 outstanding shares of Company Common Stock (the “Certificate”), together with such other customary documents as may be required. As soon as reasonably practicable after such surrender, the Stockholder shall be entitled to receive in exchange therefor, a certificate evidencing 1,000,000 shares of Parent Common Stock (the “Merger Consideration”), and the Certificate so surrendered shall forthwith be canceled.

3.3 [Intentionally Omitted].

3.4 Tax and Accounting Consequences. It is intended by the Parties that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

3.5 Taking of Necessary Action; Further Action. Each of the Parties will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Cheniere Acquisition, the officers and directors of the Company and the Buyer, the sole manager of Cheniere Acquisition and the managers of the Stockholder, in each case in office immediately prior to the Effective Time, are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

3.6 Closing. Subject to the terms and provisions of Article 9, the closing of the transactions provided for herein (the “Closing”) shall take place at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas on the date on which the last of the conditions set forth in Article 8 is fulfilled or waived, or at such other time and place as the Parties shall agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

3.7 Closing Deliveries.

(a) At or prior to the Closing, the Stockholder or the Company, as applicable, shall deliver to the Buyer:

(i) all corporate, accounting, business and tax records of the Company, including the original minute books of the Company;

(ii) such other documents, including certificates of the Stockholder and the Company, as may be required by this Agreement or reasonably requested by the Buyer;

(iii) a Registration Rights Agreement, substantially in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), duly executed by the Stockholder;

(iv) a Quitclaim Deed, substantially in the form attached hereto as Exhibit C (the “Quitclaim Deed”), duly executed by the Stockholder and the Allied Alumina Companies and notarized;

(v) an Option Agreement, substantially in the form attached hereto as Exhibit D (the “Option Agreement”), duly executed by the Company;

(vi) evidence of the resignation of each of the directors and officers of the Company in a form reasonably satisfactory to the Acquiring Companies;

(vii) evidence of termination of each of the Terminated Agreements; and

(viii) evidence that $200,000 has been deposited into the Bank Account.

(b) At or prior to the Closing, the Buyer shall deliver, or cause to be delivered, to the Stockholder or the Company:

(i) the Registration Rights Agreement, duly executed by the Parent; and

(ii) the Option Agreement, duly executed by the Partnership.

Article 4

REPRESENTATIONS AND WARRANTIES OF

THE ACQUIRING COMPANIES

The Acquiring Companies each represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each Acquiring Company is duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Acquiring Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect on the Acquiring Companies.

4.2 Authority; Non-Contravention; Approvals.

(a) Each Acquiring Company has full power and authority to execute and deliver this Agreement and, subject to the Acquiring Companies Required Statutory Approvals, to consummate the transactions contemplated hereby. This Agreement has been approved by the board of directors of the Buyer, and the sole manager and the sole member of Cheniere Acquisition, and no other corporate proceedings on the part of either of the Acquiring Companies are necessary to authorize the execution and delivery of this Agreement or the consummation by the Acquiring Companies of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Acquiring Companies, and, assuming the due authorization, execution and delivery hereof by the other Parties, constitutes a valid and legally binding agreement of each Acquiring Company enforceable against each of them in accordance with its terms.

(b) The execution and delivery of this Agreement by each Acquiring Company and the consummation by them of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties or assets of the Acquiring Companies under any of the terms, conditions or provisions of (i) the respective organizational documents of the Acquiring Companies, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to the Acquiring Companies or any of their respective properties or assets (assuming compliance with the matters referred to in Section 4.2(c)) or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which either Acquiring Company is now a party or by which either Acquiring Company or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii), for matters as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect on the Acquiring Companies or materially impair the ability of the Acquiring Companies to consummate the transactions contemplated by this Agreement.

(c) Except for (i) the filing of the Registration Statement on Form S-3 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission (the “SEC”) by Parent pursuant to the Registration Rights Agreement, and the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities, and (ii) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger (the filings and approvals referred to in clauses (i) and (ii) are collectively referred to as the “Acquiring Companies Required Statutory Approvals”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Acquiring Companies or the consummation by the Acquiring Companies of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect on the Acquiring Companies or materially impair the ability of the Acquiring Companies to consummate the transactions contemplated by this Agreement.

4.3 Brokers and Finders. Neither of the Acquiring Companies has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of either Acquiring Company to pay any finder’s fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby.

There is no claim for payment by either Acquiring Company of any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

Article 5

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND THE STOCKHOLDER

The Company and the Stockholder, jointly and severally, represent and warrant to the Acquiring Companies as follows:

5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Company and the Stockholder is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. True, accurate and complete copies of the Company’s certificate of incorporation and bylaws and the Stockholder’s certificate of formation and limited liability company agreement, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Buyer.

5.2 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock. As of the date of this Agreement there are, and as of the Closing there will be, 1,000 shares of Company Common Stock issued and outstanding, and no other shares of Company Common Stock are, or will be, issued and outstanding. All of such issued and outstanding shares of Company Common Stock are validly issued and are fully paid, nonassessable and free of preemptive rights and are owned beneficially and of record by the Stockholder, free and clear of all Liens except the restrictions on the Stockholder set forth in Section 2.16 of the Stock Purchase Agreement (the “Restrictions”), a true and correct copy of which Restrictions has been provided to the Acquiring Companies.

(b) There are no outstanding (i) subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, debenture, instrument or other agreement obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company, or obligating the Company to grant, extend or enter into any such agreement or commitment or (ii) obligations of the Company to repurchase, redeem or otherwise acquire any securities referred to in clause (i) above. There are no voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any shares of Company Common Stock.

5.3 Authority; Non-Contravention; Approvals.

(a) Each of the Company and the Stockholder has full power and authority to execute and deliver this Agreement and, subject to the Company Required Statutory Approval, to consummate the transactions contemplated hereby. This Agreement has been approved by the board of directors and sole stockholder of the Company and by the members and managers of the Stockholder, and no other proceedings on the part of the Company or the Stockholder are necessary to authorize the execution and delivery of this Agreement or the consummation by the Company and the Stockholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and the Stockholder, and, assuming the due authorization, execution and delivery hereof by the other Parties, constitutes a valid and legally binding agreement of the Company and the Stockholder enforceable against the Company and the Stockholder in accordance with its terms.

(b) The execution and delivery of this Agreement by the Company and the Stockholder, and the consummation by the Company and the Stockholder of the transactions contemplated hereby, do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties or assets of the Company or the Stockholder under any of the terms, conditions or provisions of (i) the organizational documents of the Company and the Stockholder, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to the Company or the Stockholder, or any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or the Stockholder is now a party or by which either of the Company or the Stockholder or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii), for matters as would not have, or could not reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect on the Company or the Stockholder or materially impair the ability of the Company or the Stockholder, as the case may be, to consummate the transactions contemplated by this Agreement.

(c) Except for the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger (the “Company Required Statutory Approval”), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company or the Stockholder or the consummation by the Company or the Stockholder of the transactions contemplated hereby.

5.4 Subsidiaries. The Company does not have any Subsidiaries, nor does the Company hold any equity interest in or control (directly or indirectly, through the ownership of securities, by contract, by proxy, alone or in combination with others, or otherwise) any corporation, limited liability company, partnership, business organization or other Person, other than the Partnership.

5.5 Financial Statements. The Company has provided to the Acquiring Companies a copy of the consolidated schedules to the 2003 U.S. Corporate Income Tax Return of BPU Group, Inc. and its Subsidiaries, which consolidated schedules reflect certain financial information of the Company. No financial statements have been prepared for the Stockholder.

5.6 Absence of Liabilities. The Company has not incurred any liabilities or contingencies (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities arising directly from the Partnership or for capital contributions of the Company to the Partnership. The Stockholder has not incurred any liabilities or contingencies (whether absolute, accrued, contingent or otherwise) of any nature that could reasonably be expected to have a material adverse effect on its ability to consummate the Merger or satisfy its indemnification obligations hereunder.

5.7 Absence of Certain Changes or Events. Since its formation, the Company has not (i) declared or set aside or paid any dividend or made any other distribution with respect to any outstanding securities or ownership interests, or, directly or indirectly, purchased, redeemed or otherwise acquired any of its securities or ownership interests or (ii) granted any compensation to any of its officers, directors or employees (including any pursuant to any Plan or Benefit Program), other than pursuant to the Peoples Agreement and the Morgan Agreement, and has not paid any bonuses to any officers, directors or employees. Since its formation, (i) the Company has not adopted, entered into or amended any Plans or Benefit Programs; (ii) the Company has not made any amendment to its certificate of incorporation, bylaws, or other similar documents or changed the character of its business in any manner; (iii) the business of the Company has been conducted in the ordinary course of business; and (iv) there has not been any event, occurrence, development or state of circumstances or facts which has had, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect.

5.8 Litigation. Since the Company’s formation, there have not been any claims, suits, actions, claims under any Environmental Laws, inspections, investigations or proceedings pending or, to the Knowledge of the Company, threatened against, relating to or affecting the Company before any Governmental Authority. The Company is not and has never been subject to any judgment, decree, injunction, rule or order of any Governmental Authority.

5.9 No Violation of Law; Compliance with Agreements.

(a) The Company is not in violation of, and has not been given notice or been charged with any material violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Laws) of any Governmental Authority. To the Knowledge of the Company, no investigation or review by any Governmental Authority is pending or threatened, nor has any Governmental Authority indicated an intention to conduct the same. The Company has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals required or necessary to conduct its business as presently conducted (collectively, the “Company Permits”). The Company is not in violation of the terms of any Company Permit.

(b) The Company is not in breach or violation of, or in default in the performance or observance of, any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (i) the charter, bylaws or similar organizational instruments of the Company or (ii) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company is a party or by which it is bound or to which any of its property is subject.

5.10 Insurance. The Company does not own any insurance policies by which the Company or any of its properties or assets is covered.

5.11 Taxes.

(a) (i) The Company has (x) duly filed (or there has been filed on its behalf) with the appropriate taxing authorities all Tax Returns required to be filed by it on or prior to the date hereof, and (y) duly paid in full all Taxes for all periods ending through the date hereof; (ii) all such Tax Returns filed by or on behalf of the Company are true, correct and complete in all material respects; (iii) the Company is not the beneficiary of any extension of time within which to file any Tax Return; (iv) no claim has been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (v) there is no material Liability for Taxes other than Taxes arising in the ordinary course of business; (vi) there are no Liens for Taxes upon any property or assets of the Company, except for Liens for Taxes not yet due; (vii) the Company has not made any change in accounting methods; (viii) the Company has not received a ruling from any taxing authority or signed an agreement with any taxing authority; (ix) the Company has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code, as amended, or similar provisions under any foreign laws) and has, within the time and the manner prescribed by law, withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over under all applicable laws in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, partner, member or other third party; (x) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company, and as of the date of this Agreement, the Company has not received a written notice of any pending audits or proceedings; (xi) no partner, stockholder, member, director or officer (or employee responsible for Tax matters) of the Company expects any Governmental Authority to assess any additional Taxes with respect to the Company for any period for which Tax Returns have been filed; (xii) no adjustments or deficiencies relating to Tax Returns of the Company have been proposed, asserted or assessed by any taxing authority, except for such adjustments or deficiencies which have been fully paid or finally settled; (xiii) the Company has delivered to the Buyer true, correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company; (xiv) the Company is not and has not been a party to any Tax allocation, Tax sharing or similar agreement or arrangement; (xv) the Company has no liability for Taxes owing by any other Person, including, without limitation (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, or (C) by contract; and (xvi) as a result of the Merger, Cheniere Acquisition will acquire at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by the Company immediately prior to the Merger. For purposes of the representation contained in clause (xvi) above, amounts paid by the Company to dissenters, amounts paid by the Company to a shareholder receiving cash or other property, Company assets used to pay reorganization expenses, and all redemptions and distributions (including the distribution and assignment of the Option Agreement by the Company to the Stockholder immediately preceding the Merger) are included as assets of the Company held immediately prior to the Merger. The Parties hereby agree that the value of the Option Agreement as of the date of distribution and assignment by the Company is $500,000.

(b) There are no outstanding requests, agreements, consents or waivers to extend the statute of limitations applicable to the assessment of any Taxes or deficiencies against the Company, and no power of attorney granted by the Company with respect to any Taxes is currently in force. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not a party to any agreement providing for the allocation or sharing of Taxes with an entity that is not directly or indirectly a wholly-owned Subsidiary of the Company. The Company has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company. The Company (i) has not been a member of an affiliate group filing a consolidated federal income Tax Return (other than a group the common parent of which was BPU Group, Inc.) and (ii) has no liability for Taxes of any Person (other than any of the Company and its Subsidiaries) under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract, or otherwise.

5.12 Employee Benefit Plans.

(a) The Company has never established, maintained, contributed or had any liability or obligation to contribute to, or otherwise been liable or obligated in any way under, any Plan or Benefit Program.

(b) No Benefits Affiliate has ever contributed to, had an obligation to contribute to, or otherwise been liable or obligated in any way under, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(c) Since January 1, 2001, except for Allied Alumina, Inc., Sherwin Alumina, L.P. and BPU Management, Inc., no Benefits Affiliate has ever contributed to, had an obligation to contribute to, or otherwise been liable or obligated in any way under, a Pension Plan.

(d) At no time during any Benefits Affiliate Period, or, to the knowledge of the Company, after any such Benefits Affiliate Period: (i) did any Benefits Affiliate Plan have or experience an “accumulated funding deficiency” (as such term is defined in Section 412 of the Code), whether or not waived; (ii) did any Benefits Affiliate Plan incur or experience an unsatisfied liability to the PBGC; (iii) was any filing made with the PBGC, or was any proceeding commenced or actively considered by the PBGC, to terminate any Benefits Affiliate Plan; (iv) did any Benefits Affiliate Plan have a “liquidity shortfall” as defined in Section 412(m)(5) of the Code; (v) did or has any Benefits Affiliate failed to make any contributions or to pay any amounts due and owing either as required by the terms of any Benefits Affiliate Plan or with respect to any Benefits Affiliate Plan pursuant to any agreement or applicable law; (vi) (and, for this purpose, during the six years preceding the Closing Date) has any Benefits Affiliate Plan been completely or partially terminated or been the subject of a Reportable Event within the meaning of Section 4043 of ERISA; (vii) has there been a prohibited transaction within the meaning of Section 406 of ERISA and Section 4975 of the Code with respect to any Benefits Affiliate Plan; (viii) has any fiduciary within the meaning of Section 3(21) of ERISA incurred or been alleged to have incurred any liability for breach of fiduciary duty or any other breach of, or failure to comply with, the terms of any Benefits Affiliate Plan, the Code, ERISA, or other applicable law in connection with the administration of any Benefits Affiliate Plan or the investment of the assets of any Benefits Affiliate Plan; and (ix) no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Benefits Affiliate Plan (other than routine claims for benefits) initiated or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, there is no basis for any such action, suit, proceeding, hearing or investigation.

(e) Notwithstanding any other provision of this Agreement, neither the Buyer, nor any present or future Affiliate of the Buyer, nor any asset or property of the Buyer or of any present or future Affiliate of the Buyer will be subject to or liable for any encumbrance, Liability, loss, Tax, penalty, expense, charge, obligation, claim or liability relating to or arising under, whether directly or indirectly, any Plan.

5.13 Employees and Labor Matters.

(a) The Company employs only the following two employees: (i) Michael Morgan (employed pursuant to the Morgan Agreement), and (ii) Beth Peoples (employed pursuant to the Peoples Agreement). A true and complete copy of the Morgan Agreement and the Peoples Agreement have been provided to the Acquiring Companies. For the avoidance of doubt, the Company has no other employees.

(b) Except for the Morgan Agreement and the Peoples Agreement, the Company is not a party to or bound by any written employment agreements or commitments, other than on an at-will basis. The Company is in compliance with all applicable laws respecting the employment and employment practices, terms and conditions of employment and wages and hours of its employees and is not engaged in any unfair labor practice. The employees of the Company are lawfully authorized to work in the United States according to federal immigration laws. There is no labor strike or labor disturbance pending or, to the Knowledge of the Company, threatened against the Company and the Company has not experienced a work stoppage.

(c) (i) The Company is not a party to or bound by the terms of any collective bargaining agreement or other union contract applicable to any employee of the Company, and no such agreement or contract has been requested by any employee or group of employees of the Company, nor has there been any discussion with respect thereto by management of the Company with any employee of the Company, (ii) the Company is not aware of any union organizing activities or proceedings involving, or any pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for, or where the purpose is to organize, any group or groups of employees of the Company, and (iii) there is not currently pending any proceeding before the National Labor Relations Board, wherein any labor organization is seeking representation of any employees of the Company.

5.14 Property.

(a) The Company owns a 33.3% limited partner interest in the Partnership (the “LP Interest”) and such interest is owned beneficially and of record by the Company free and clear of all Liens, except the Restrictions. Except for the Bank Account, the LP Interest is the sole asset of the Company.

(b) The Company does not own any real property.

(c) The Company does not lease any real property other than pursuant to the Sublease Agreement (the “Leased Real Property”).

(d) The Company has no tangible assets, including without limitation, cash, machinery, equipment or furniture.

(e) The Company has made available to the Acquiring Companies a true and correct copy of the Sublease Agreement, under which the Company has possession of the Leased Real Property.

(f) The Company has a leasehold interest in the Leased Real Property, as provided in the Sublease Agreement, free and clear of all Liens.

(g) (i) All activities and operations of the Company have been and are being conducted in compliance with all Environmental Laws and (ii) the Company has not received any written notice from any Governmental Authority or other Person that there exists any violation of any Environmental Laws associated with the Company, its properties, activities or operations. For purposes hereof, “Regulated Substances” means, without limitation (1) those substances included within definitions of any one or more of the terms “Hazardous Substance,” “Hazardous Waste,” “Solid Waste,” “Toxic Substance,” “Pollutant,” “Contaminant,” and “Hazardous Material” pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), as amended, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq., the Toxic Substance Control Act, as amended, 15 U.S.C. § 2601, et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801 et seq., the Clean Water Act, as amended, 42 U.S.C. § 1251, et seq., the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq., the Occupational Safety and Health Act, as amended, 29 U.S.C. § 651, et seq. (insofar as it relates to employee health and safety in relation to exposure to Regulated Substances) and any other local, state, federal or foreign laws or regulations related to the protection of public health or the environment (collectively, “the Environmental Laws”); (2) such other substances, materials, pollutants, contaminants or wastes as are or become regulated under, or are classified as hazardous or toxic under any, Environmental Laws; and (3) any materials, pollutants, contaminants, wastes or substances that can be defined as (A) petroleum products or wastes; (B) asbestos; (C) polychlorinated biphenyls (“PCBs”); (D) flammable or explosive; (E) radioactive; (F) reactive; (G) corrosive; (H) ignitable; or (I) toxic.

(h) The Company has obtained, and is in substantial compliance with, all permits necessary for its current activities and operations under any and all Environmental Laws.

(i) The Company has not paid any civil or criminal fines, penalties, judgments or other amounts relating to alleged failure to comply with Environmental Laws.

(j) No PCBs or substances containing PCBs, nor any asbestos or materials containing asbestos are present in the structures or equipment utilized by the Company, and, to the Knowledge of the Company, any such PCBs or asbestos previously present in or on such structures or equipment that were removed by the Company were disposed of in accordance with all Environmental Laws.

(k) The Company has not received any notice from any Governmental Authority that the Company’s activities or operations violate any Environmental Laws in any material respect, which condition remains uncured.

5.15 Contracts, Agreements, Plans and Commitments. Except for (i) the Partnership Agreement, (ii) the Morgan Agreement, (iii) the Peoples Agreement, and (iv) the Sublease Agreement (collectively, the “Contracts”), the Company has no contracts, agreements, plans and commitments to which the Company is a party or by which the Company or any of its assets is bound as of the date hereof. True, correct and complete copies of each such Contract has been delivered to, or made available for inspection by, the Buyer. All such Contracts (i) were duly and validly executed and delivered by the Company and (ii) are valid and in full force and effect. The Company has fulfilled all material obligations required of the Company under each such Contract to have been performed by it prior to the date hereof, including timely paying all interest on its debt as such interest has become due and payable. There are no counterclaims or offsets under any of such Contracts. The consummation of the Merger will vest in the Surviving Company all rights and benefits under the Contracts and the right to operate the Company’s business and assets under the terms of the Contracts and in the manner currently operated and used by the Company. As of the Closing Date, the Company will have terminated and satisfied all of its obligations under each of the Morgan Agreement, the Peoples Agreement and the Sublease Agreement.

5.16 Brokers and Finders. Neither the Company nor the Stockholder has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of the Company to pay any finder’s fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. There is no claim for payment by the Company or the Stockholder of any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

5.17 Books and Records. The corporate minute books and other organizational records of the Company are correct and complete in all material respects and the signatures appearing on all documents contained therein are the true signatures of the person purporting to have signed the same. All actions reflected in said books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction, and no meeting of the board of directors of the Company or any committee thereof has been held for which minutes have not been prepared and are not contained in the minute books. All such books and records are located in the offices of the Company.

5.18 Registration Statement. None of the information to be supplied by the Stockholder for inclusion in the Registration Statement will contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.19 Investment Representations. The Stockholder acknowledges, represents and agrees that:

(a) (i) The Stockholder has had access to Parent’s (x) Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2003, and for the immediately preceding fiscal year, as filed with the SEC, (y) proxy and information statements relating to all meetings of its stockholders (whether annual or special) from January 1, 2004, until the date hereof, and (z) all other reports, including Form 8-Ks, quarterly reports, registration statements or prospectuses filed by the Parent with the SEC since January 1, 2004 (other than any registration statements filed on Form S-8); (ii) the Stockholder understands the risks associated with ownership of Parent Common Stock; and (iii) the Stockholder is capable of bearing the financial risks associated with such ownership;

(b) The Parent Shares have not been registered under the Securities Act or registered or qualified under any applicable state securities laws;

(c) The Parent Shares are being issued to the Stockholder in reliance upon exemptions from such registration or qualification requirements, and the availability of such exemptions depends in part upon the Stockholder’s bona fide investment intent with respect to the Parent Shares;

(d) The Stockholder’s acquisition of the Parent Shares is solely for the Stockholder’s own account for investment, and the Stockholder is not acquiring such Parent Shares for the account of any other Person or with a view toward resale, assignment, fractionalization or distribution thereof;

(e) The Stockholder shall not offer for sale, sell, transfer, pledge, hypothecate or otherwise dispose of any of the Parent Shares except in accordance with this Agreement (including, without limitation, Section 7.11 hereof) and (A) the registration requirements of the Securities Act and applicable state securities laws or (B) upon delivery to the Parent of an opinion of legal counsel reasonably satisfactory to the Parent that an exemption from registration is available or pursuant to an effective registration statement covering the Parent Shares to be sold;

(f) The Stockholder has such knowledge and experience in financial and business matters that the Stockholder is capable of evaluating the merits and risks of an investment in the Parent Shares and making an informed investment decision with respect thereto;

(g) The Stockholder has had the opportunity to ask questions of, and receive answers from, the Parent’s officers and directors concerning the Stockholder’s acquisition of the Parent Shares and to obtain such other information concerning the Parent and the Parent Shares, to the extent the Parent’s officers and directors possessed the same or could acquire it without unreasonable effort or expense, as the Stockholder deemed necessary in connection with making an informed investment decision; and

(h) In addition to any other legends required by law or the other agreements entered into in connection herewith, each certificate evidencing the Parent Shares will bear conspicuous restrictive legends substantially as follows:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND THEY CANNOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH OTHER STATE LAWS OR UPON DELIVERY TO THIS CORPORATION OF AN OPINION OF LEGAL COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

THE SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED HEREBY IS SUBJECT TO RESTRICTIONS ON TRANSFERABILITY IMPOSED BY AN AGREEMENT AND PLAN OF MERGER DATED FEBRUARY 8, 2005. THIS CORPORATION WILL FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST MADE AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

(i) The Stockholder has no intention of participating in the management of the Parent following the Closing. The Stockholder will hold the Parent Shares as a passive investor.

Article 6

CONDUCT OF BUSINESS PENDING CLOSING

6.1 Conduct of Business by the Company Pending the Merger. After the date hereof and prior to the Closing Date, unless the Buyer shall otherwise agree in writing, the Company shall:

(a) conduct its businesses in the ordinary and usual course of business and consistent with past practice;

(b) not (i) amend or propose to amend its certificate of incorporation or bylaws, (ii) split, combine, reorganize, reclassify, recapitalize or take any similar action with respect to its outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

(c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional share of, or any options, warrants or rights of any kind to acquire any share of, its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock;

(d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money, (ii) redeem, purchase, acquire, or offer to redeem, purchase or acquire, any shares of its capital stock, (iii) make any acquisition of any assets or businesses, (iv) sell, pledge, dispose of or encumber any assets or businesses or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(e) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or employees, except as set forth in Section 5.15;

(f) not adopt, enter into or amend any Plan or Benefit Program;

(g) not make, change or revoke any material Tax election or make any material agreement or settlement regarding Taxes with any taxing authority;

(h) not make any change in the Company’s financial, Tax or accounting methods, practices or policies, or in any assumption underlying such a method, practice or policy;

(i) not enter into any contracts or agreements;

(j) maintain its books of account and records in the usual, regular and ordinary manner consistent with past policies and practice;

(k) not compromise, settle, grant any waiver, release or otherwise adjust any litigation or claims of any nature whatsoever pending against the Company; and

(l) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties or covenants set forth in this Agreement.

6.2 Access to Information. The Company shall give the Acquiring Companies and their respective Representatives full access (and shall otherwise fully cooperate, including by making available copies of all of the following documents which are susceptible to photostatic reproduction) during normal business hours throughout the period prior to the Closing to all of the Company’s respective properties, books, records (including, but not limited to, Tax Returns and any and all records or documents which are within the possession of Governmental Authorities, and the disclosure of which the Company can facilitate or control), Contracts, premises, Company Permits, licenses, governmental authorizations, commitments of any nature (whether written or oral) and records, and shall permit the Acquiring Companies and/or their Representatives to make such inspections as they may require and furnish to the Acquiring Companies and/or their Representatives during such period all such information concerning the Company and its affairs as such Persons may reasonably request.

6.3 Commercially Reasonable Efforts. The Stockholder and the Company will use all commercially reasonable efforts to cause the representations and warranties contained in Article 5 hereof to continue to be true and correct through the Closing Date and to obtain the satisfaction of the conditions to Closing set forth in Sections 8.1 and 8.3 hereof. The Acquiring Companies will use all commercially reasonable efforts to cause the representations and warranties contained in Article 4 hereof to continue to be true and correct through the Closing Date and to obtain the satisfaction of the conditions to Closing set forth in Sections 8.1 and 8.2 hereof.

Article 7

CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES

7.1 Further Assurances. The Parties shall execute and deliver to each other Party, after the Closing Date, any other instrument which may be requested by another Party and which is reasonably appropriate to consummate the transactions contemplated hereby, including, without limitation, to perfect or evidence any of the sales, assignments, transfers or conveyances contemplated by this Agreement.

7.2 Expenses and Fees. The Company shall pay all costs and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any and all broker’s commissions, employee bonuses, and the fees and expenses of the Company’s attorneys and accountants. The Company will make all necessary arrangements so that the Acquiring Companies will not be charged with any such costs or expenses, and all such costs and expenses shall be paid by the Company prior to the Closing. The Stockholder shall be responsible for all costs and expenses incurred by the Stockholder in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and expenses of the Stockholder’s attorneys and accountants. The Acquiring Companies shall pay all costs and expenses incurred by the Acquiring Companies in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and expenses of their attorneys and accountants.

7.3 Agreement to Cooperate. Subject to the terms and conditions herein provided, the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

7.4 Notification of Certain Matters. Each Party agrees to give prompt notice to each other Party of, and to use their respective commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect (or in all respects in the case of any representation or warranty containing any materiality qualification) at any time from the date hereof to the Closing and (ii) any material failure (or any failure in the case of any covenant, condition or agreement containing any materiality qualification) on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding the other provisions of this Section 7.4, the delivery of any notice pursuant to this Section 7.4 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

7.5 Confidential Information.

(a) The Stockholder acknowledges that each Acquiring Company, the Parent and the Partnership has a legitimate business interest in the protection of the Confidential Information of the Partnership and that such Confidential Information is a valuable asset worthy of and subject to protection. Accordingly, the Stockholder and the Company shall not, and shall cause their Affiliates and Representatives not to, from and after the date hereof, disclose, divulge or appropriate under any circumstance for its own use or for the use or benefit of any Person any Confidential Information pertaining to the Partnership. On demand of the Buyer at any time, the Stockholder and the Company shall, and shall cause their Affiliates and Representatives to, immediately deliver all printed or written Confidential Information pertaining to the Partnership to the Buyer.

(b) The Buyer and Cheniere Acquisition acknowledge that the Stockholder and the Allied Alumina Companies have a legitimate business interest in the protection of the Confidential Information of the Stockholder and the Allied Alumina Companies (collectively, the “Covered Parties”) and that such Confidential Information is a valuable asset worthy of and subject to protection. Accordingly, the Buyer and Cheniere Acquisition shall not, and shall cause their Affiliates and Representatives not to, from and after the date hereof, disclose, divulge or appropriate under any circumstance for its own use or for the use or benefit of any Person any Confidential Information pertaining to the Covered Parties. On demand of the Stockholder at any time, the Buyer and Cheniere Acquisition shall, and shall cause their Affiliates and Representatives to, immediately deliver all printed or written Confidential Information pertaining to the Covered Parties to the Stockholder.

7.6 Clear Market. In connection with Parent’s equity offering in December 2004, from the date hereof through March 2, 2005, the Stockholder hereby agrees that it will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of the Parent Common Stock or any securities convertible into or exercisable or exchangeable for the Parent Common Stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Parent Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Parent Common Stock or such other securities, in cash or otherwise, without the prior written consent of J. P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Petrie Parkman & Co., Inc.

7.7 Release of Pipeline Interest. The Stockholder hereby (i) acknowledges and agrees that neither it nor any of its Affiliates has title to any portion of the Corpus Christi pipeline or the related facilities, easements, rights-of-way, licenses, permits, applications, approvals, fee lands, properties or any and all other rights of any nature relating thereto (collectively, the “Pipeline”), (ii) agrees that Cheniere Corpus Christi Pipeline Company, a Delaware corporation and an indirect wholly-owned subsidiary of the Buyer (“CCCPC”), holds the entire right, title and interest in and to the Pipeline and (iii) waives, disclaims and releases any ownership interest, whether direct or indirect, or any other right, that it or any of its Affiliates has or may have, in and to the Pipeline and CCCPC, notwithstanding any communications that the Company or any of its Affiliates may have had with the Buyer or any of its Affiliates relating thereto, including, but not limited to, that certain letter dated December 15, 2004 from Keith M. Meyer to Peter J. Bailey. The Stockholder agrees to deliver to the Buyer at Closing a fully-executed and notarized Quitclaim Deed transferring to the Company any rights the Stockholder and the Allied Alumina Companies may have in and to the Pipeline.

7.8 Stockholder’s Net Worth. The Stockholder shall maintain a net worth of at least $10,000,000 from (and including) the Closing Date through the later of (i) the second anniversary of the Closing Date and (ii) such time as (A) the Restrictions have either terminated or been waived and (B) the Stockholder has furnished the Buyer with evidence, in a form reasonably satisfactory to the Buyer, of such termination or waiver.

7.9 Tax Matters.

(a) Post-Closing Tax Returns; Tax Indemnity. The Stockholder shall properly and accurately prepare (or cause to be prepared) and file (or cause to be filed) each Tax Return required to be filed by the Company after the Closing Date for a taxable period beginning before the Closing Date. Any Tax shown as due on such Tax Return (including, but not limited to, any tax owing by the Company as a result of the distribution and assignment of the Option Agreement and any tax owing by the Company as a result of the failure of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code shall be satisfied and paid by the Stockholder or its Affiliates as and when such taxes become due and are otherwise payable.

(b) Transfer Taxes, Etc. All Transfer Taxes incurred in connection with the transactions contemplated by this Agreement shall be paid by the Stockholder when due. The Stockholder shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(c) Cooperation, Access to Information, and Record Retention. The Stockholder, the Company, and the Buyer shall cooperate as and to the extent reasonably requested by any other Party hereto in connection with the preparation and filing of Tax Returns as provided herein and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making available officers, directors, employees and agents of the Company serving in such capacities prior to the Effective Time on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Stockholder, the Buyer and the Company shall (A) retain all books and records with respect to Taxes of the Company (including Tax Returns) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations for assessment of Taxes for such respective taxable period, and (B) give the other Parties hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another Party so requests, allow the other Party to take possession of such books and records.

(d) Termination of Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any Liability thereunder.

(e) Tax Proceedings. Any Party who receives any notice of a pending or threatened Tax audit, assessment, or adjustment against or with respect to the Company which may give rise to Liability of the Company or the Stockholder, shall promptly notify such other Parties within ten (10) business days of the receipt of such notice. The Parties each agree to consult with and to keep the other Parties hereto informed on a regular basis regarding the status of any Tax audit or proceeding to the extent that such audit or proceeding could affect the Liability of the Company or the Stockholder (including indemnity obligations hereunder).

7.10 Post-Merger Cooperation. The Stockholder shall retain, and shall cause the officers, directors, employees and agents of the Company serving in such capacities prior to the Effective Time to retain, all books and records in its possession relating to the finances and results of operations of the Company for the period beginning with the Company’s inception and ending immediately prior to the Effective Time; provided, however, the Stockholder shall deliver or make available to the Buyer or its designee, as requested by the Buyer from time to time, such books and records. In connection with any financial statements and related information required by law, or deemed necessary by the Buyer, to be furnished, filed or disclosed with respect to the Company or the Surviving Company for or relating to fiscal periods ending on or prior to the Effective Time, the Stockholder shall cooperate fully, and shall secure (at the Buyer’s expense) the cooperation of the Company’s accountants, in each case, as and to the extent requested by the Buyer from time to time. Such cooperation shall include (i) the provision of books, records and information which are reasonably relevant to the preparation of such financial statements and related information and (ii) making available officers, directors, employees and agents of the Company serving in such capacities prior to the Effective Time on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

7.11 Restriction on Transfer. The Stockholder will not offer for sale, sell, assign, transfer, pledge, hypothecate or otherwise dispose of any of the Parent Shares until such time as (A) the Restrictions have either terminated or been waived and (B) the Stockholder has furnished the Buyer with evidence, in a form reasonably satisfactory to the Buyer, of such termination or waiver.

Article 8

CONDITIONS TO CLOSING

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment or waiver, if permissible, of the following conditions on or prior to the Closing Date:

(a) no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each Party agreeing to use its commercially reasonable efforts to have any such injunction, order or decree lifted); and

(b) no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any Governmental Authority which would prevent the consummation of the Merger or make the consummation of the Merger illegal.

8.2 Conditions to Obligation of the Company and the Stockholder to Effect the Merger. Unless waived by the Company and the Stockholder, the obligations of the Company and the Stockholder to effect the Merger shall be subject to the fulfillment of the following additional conditions on or prior to the Closing Date:

(a) the Acquiring Companies shall have performed in all material respects (or in all respects in the case of any covenant or agreement containing any materiality qualification) their covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date;

(b) the representations and warranties of the Acquiring Companies contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date;

(c) the Company shall have received an officer’s certificate executed on behalf of the Acquiring Companies by an authorized officer thereof with respect to (a) and (b) above; and

(d) the Buyer shall have satisfied all of the closing delivery obligations as set forth in Section 3.9(b).

8.3 Conditions to Obligations of the Acquiring Companies to Effect the Merger. Unless waived by the Acquiring Companies, the obligations of the Acquiring Companies to effect the Merger shall be subject to the fulfillment of the following additional conditions on or prior to the Closing Date:

(a) the Stockholder and the Company shall have performed in all material respects (or in all respects in the case of any agreement or covenant containing any materiality qualification) their covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date;

(b) the representations and warranties of the Stockholder and the Company contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date;

(c) since the date hereof, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a Material Adverse Effect with respect to the Company;

(d) $200,000 shall have been deposited into the Bank Account, which amount shall be in such account at the Effective Time;

(e) the Buyer shall have received an officer’s certificate executed on behalf of the Stockholder and the Company with respect to (a), (b), (c) and (d) above;

(f) the Stockholder and the Company shall have satisfied all of their closing delivery obligations as set forth in Section 3.9(a); and

(g) the Company shall have distributed and assigned the Option Agreement to the Stockholder.

Article 9

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) the Buyer and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing, in each case duly authorized by their respective board of directors;

(b) the Company may terminate this Agreement if prior to the Effective Time, there shall have occurred, on the part of the Acquiring Companies, a material breach of any representation, warranty, covenant or agreement, individually or in the aggregate, contained in this Agreement (or any breach in the case of any representation, warranty, covenant or agreement containing any materiality qualification);

(c) the Buyer may terminate this Agreement if prior to the Effective Time, there shall have occurred, on the part of the Company or the Stockholder, a material breach of any representation, warranty, covenant or agreement, individually or in the aggregate, contained in this Agreement (or any breach in the case of any representation, warranty, covenant or agreement containing any materiality qualification);

(d) the Company may terminate this Agreement if there has been a failure of satisfaction of a condition to the obligations of the Company and the Stockholder set forth in Section 8.2 that has not been waived;

(e) the Buyer may terminate this Agreement if there has been a failure of satisfaction of a condition to the obligations of the Acquiring Companies set forth in Section 8.3 that has not been waived; and

(f) in the event the Closing shall not have occurred within five (5) business days following execution of this Agreement, either the Buyer or the Company may terminate this Agreement by giving written notice thereof to the other Party prior to the Closing (unless the failure to close results primarily from the Party that elects to terminate because it has breached any term or provision contained in this Agreement); provided, however, that the Buyer or the Company may elect to extend such date by no more than five (5) business days if the conditions set forth in Section 8.3 or Section 8.2, respectively, have not been satisfied by such date.

9.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1 above, then this Agreement shall forthwith become void, and there shall be no further Liability or obligation hereunder on the part of any Party hereto or their respective Affiliates, officers, directors or stockholders; provided, however, that (i) Section 7.2, Section 7.5, this Section 9.2, Article 10 and Article 11 shall each survive termination and (ii) no such termination shall release any Party from Liability (which Liability shall not be limited by Section 7.2) for a breach of any term or provision of this Agreement.

Article 10

INDEMNIFICATION AND LIMITATION ON LIABILITY

10.1 Indemnification by the Stockholder.

(a) The Stockholder hereby agrees to indemnify, defend and hold each Acquiring Company, each of the Acquiring Companies’ Affiliates and each of their respective officers, directors, managers, employees, agents, stockholders, members, partners and controlling Persons and their respective successors and assigns harmless from and against and in respect of any and all actions, causes of action, suits, claims, losses, costs, liabilities, damages and expenses (including, without limitation, attorneys’ fees and expenses) (collectively, “Claims”) for loss or damage actually suffered, incurred or realized by such party arising out of or resulting from or relating to any breach of any representation, warranty, covenant or agreement made or undertaken by the Stockholder or the Company in this Agreement, the Option Agreement or the Registration Rights Agreement.

(b) The Company and the Stockholder have disclosed to the Acquiring Companies the Restrictions. Notwithstanding such disclosure and anything to the contrary in this Article 10, the Stockholder hereby agrees to indemnify, defend and hold each Acquiring Company, each of the Acquiring Companies Affiliates and each of their respective officers, directors, managers, employees, agents, stockholders, members, partners and controlling Persons and their respective successors and assigns harmless from and against and in respect of any and all Claims for loss or damage actually suffered, incurred or realized by such party arising out of or resulting from or relating to the Restrictions.

(c) In addition, the Stockholder agrees to indemnify, defend and hold each Acquiring Company, each of the Acquiring Companies’ Affiliates, and their respective successors and assigns harmless for all Claims and any and all Liabilities for Taxes (x) in connection with or arising out of the Company’s activities or business on or prior to the Closing (including, but not limited to, any Taxes owing by the Company or the Stockholder as a result of the distribution and assignment of the Option Agreement or failure of the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, or (y) owing by any Person other than the Company for which the Company may be liable, including, without limitation (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, or (C) by contract.

10.2 Indemnification by the Acquiring Companies. Each of the Acquiring Companies hereby agrees to indemnify, defend and hold the Stockholder, each of the Allied Alumina Companies and each of their respective officers, directors, managers, employees, agents, stockholders, members, partners and controlling Persons and their respective successors and assigns harmless from and against and in respect of any and all Claims for loss or damage actually suffered, incurred or realized by such party arising out of or resulting from or relating to any breach of any representation, warranty, covenant or agreement made or undertaken by either of the Acquiring Companies in this Agreement.

10.3 Indemnification Procedure.

(a) Assertion. All claims for indemnification under Section 10.1 or 10.1(b) shall be asserted and resolved as follows:

(i) An Indemnitee shall promptly give the Indemnitor notice of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Claims, if known, and method of computation thereof, all with reasonable particularity, and stating with particularity the nature of such matter. Failure to provide such notice shall not affect the right of the Indemnitee to indemnification except to the extent such failure shall have resulted in Liability to the Indemnitor that could have been actually avoided had such notice been provided within such required time period.

(ii) The obligations and liabilities of an Indemnitor under Section 10.1 or 10.1(b) with respect to Claims arising from claims of any third party that are subject to the indemnification provided for in Section 10.1 or 10.1(b) (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnitee shall receive notice of any Third Party Claim, the Indemnitee shall give the Indemnitor prompt notice of such Third Party Claim and the Indemnitor may, at its option, assume and control the defense of such Third Party Claim at the Indemnitor’s expense and through counsel of the Indemnitor’s choice reasonably acceptable to the Indemnitee. In the event the Indemnitor assumes the defense against any such Third Party Claim as provided above, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted Liability, shall cooperate with the Indemnitor in such defense and will attempt to make available on a reasonable basis to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. In the event the Indemnitor does not elect to conduct the defense against any such Third Party Claim, the Indemnitor shall pay all reasonable costs and expenses of such defense as incurred and shall cooperate with the Indemnitee (and be entitled to participate) in such defense and attempt to make available to it on a reasonable basis all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. Except for the settlement by the Indemnitor of a Third Party Claim that involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, no Third Party Claim may be settled without the written consent of the Indemnitee or the Indemnitor.

(b) Determining Amount of Loss or Damage. In connection with the occurrence of a breach for purposes of indemnification pursuant to this Article 10, the determination of the amount of any loss or damages shall be determined without giving effect to any Material Adverse Effect qualification or any other materiality, dollar limit or similar qualification contained in the representation, warranty, covenant or agreement.

(c) Payment. Payment of any amounts due pursuant to this Article 10 shall be made in United States dollars in immediately available funds by wire transfer to a bank account or accounts to be designated by the Indemnitee within twenty business days after notice is sent by the Indemnitee.

(d) Failure to Pay Indemnification. If and to the extent the Indemnitee shall make written demand upon the Indemnitor for indemnification pursuant to this Article 10 and the Indemnitor shall refuse or fail to pay in full within twenty business days of such written demand the amounts demanded pursuant hereto and in accordance herewith, then the Indemnitee may utilize any legal or equitable remedy to collect from the Indemnitor the amount of its Claims. Nothing contained herein is intended to limit or constrain the Indemnitee’s rights against the Indemnitor for indemnity, the remedies herein being cumulative and in addition to all other rights and remedies of the Indemnitee.

(e) Adjustment of Liability. The amount which an Indemnitee shall be entitled to receive from an Indemnitor with respect to any indemnifiable Claims under this Article 10 shall be net of any insurance recovery by the Indemnitee on account of such Claims from an unaffiliated party.

10.4 Survival. All covenants and agreements contained in this Agreement shall survive the Closing Date. All representations and warranties contained in this Agreement shall survive the Closing Date for a period of two (2) years from the Closing Date (the period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the “Survival Period”; provided, however, that the Survival Period for representations and warranties related to Taxes or Environmental Laws shall be for a period from the Closing Date to the date the applicable statute of limitation expires, including any extensions of the statute of limitations that may apply (if any)). Notwithstanding any language contained in this Agreement to the contrary, any claim for indemnification relating to the breach of any representation or warranty pursuant to the provisions of Section 10.1(a) hereof shall be made in writing prior to the expiration of the Survival Period. Any claim for indemnification made during the Survival Period shall be valid, and the representations and warranties relating thereto shall remain in effect for purposes of such indemnification notwithstanding such claim may not be resolved within the Survival Period. All representations and warranties made by the Parties shall not be affected by any investigation heretofore or hereafter made by or on behalf of any of them and shall not be deemed merged into any instruments or agreements delivered in connection with this Agreement or otherwise in connection with the transactions contemplated hereby.

10.5 General Release.

(a) Company and Stockholder Release. Except as set forth in Section 10.2 hereof, to the fullest extent permitted by applicable law, each of the Company and Stockholder hereby:

(i) releases each of the Acquiring Companies, the Parent, the Partnership, and each of their respective Affiliates, and each of their respective officers, directors, employees, agents, stockholders, partners and controlling

Persons and their respective successors and assigns, as applicable (the Acquiring Companies, the Parent and the Partnership, together with all such other Persons, being herein collectively referred to as the “Buyer Released Parties” and each individually as a “Buyer Released Party”), from any and all Claims for loss or damage as a result of, or arising out of, or relating to the execution, delivery or performance of the Partnership Agreement or any actions taken by any Buyer Released Party thereunder or with respect thereto, caused by any act or omission on the part of any Buyer Released Party, including without limitation, those Claims attributable to the negligence of any such Buyer Released Party, except for any Claim caused by the gross negligence or willful misconduct of any such Buyer Released Party, and

(ii) to the extent permitted by applicable law, waives, releases and agrees not to sue any Buyer Released Party for any special, incidental, consequential, exemplary or punitive damages suffered or incurred by the Company in respect of any such Claim, provided, however, that the foregoing clauses (i) and (ii) shall not be applicable with respect to any Claim as a result of, or arising out of, or relating to (A) the representations and warranties made by the Buyer in Article VI of the Partnership Agreement or (B) the covenants and obligations of the Buyer under the Partnership Agreement.

(b) Acquiring Companies Release. Except as set forth in Section 10.1 hereof, to the fullest extent permitted by applicable law, each of the Acquiring Companies hereby:

(i) releases the Company, the Stockholder, each of the Allied Alumina Companies, and each of their respective officers, directors, employees, agents, stockholders, partners and controlling Persons and their respective successors and assigns, as applicable, of the Company, the Stockholder and the Allied Alumina Companies (the Company, together with all such other Persons, being herein collectively referred to as the “Company Released Parties” and each individually as a “Company Released Party”) from any and all Claims for loss or damage as a result of, or arising out of, or relating to the execution, delivery or performance of the Partnership Agreement or any actions taken by any Company Released Party thereunder or with respect thereto, caused by any act or omission on the part of any Company Released Party, including without limitation, those Claims attributable to the negligence of any such Company Released Party, except for any Claim caused by the gross negligence or willful misconduct of any such Company Released Party, and

(ii) to the extent permitted by applicable law, waives, releases and agrees not to sue any Company Released Party for any special, incidental, consequential, exemplary or punitive damages suffered or incurred by Buyer in respect of any such Claim, provided, however, that the foregoing clauses (i) and (ii) shall not be applicable with respect to any Claim as a result of, or arising out of, or relating to (A) the representations and warranties made by the Company in Article VI of the Partnership Agreement or (B) the covenants and obligations of the Company under the Partnership Agreement.

10.6 Satisfaction of Capital Contributions. The Buyer and the Company hereby agree that (i) to date, the aggregate amount of the Company’s capital contributions to the Partnership is $6,288,998, (ii) the Stockholder shall pay (within 15 days following the date of a notice provided by the general partner of the Partnership) to the Partnership 33.3% of the expenses incurred by the Partnership on or prior to the Closing Date, provided, however, that the Stockholder shall not be responsible for paying any such amounts paid by the Company prior to the Closing Date for expenses incurred by the Partnership prior to the Closing Date, (iii) other than as specified in this Section 10.6, the Company does not have any present or future obligation to make any further capital contributions or loans to the Partnership or to seek the return of any capital contributions or the repayment of any loans made to the Partnership prior to the date of this Agreement and (iv) neither the Company nor any of its Affiliates is entitled, either at the present time or in the future, to receive any distribution from the Partnership.

Article 11

GENERAL PROVISIONS

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by a nationally recognized overnight delivery service, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Stockholder:	BPU Associates, LLC
2419 Rustic Ridge Drive
Sewickley, Pennsylvania 15143
Attention: Lewis A. Patterson III
Facsimile: (724) 933-5516

Copy to:	Seyfarth Shaw LLP
1545 Peachtree Street NE
Suite 700
Atlanta, Georgia
Attention: W. Clayton Sparrow, Jr., Esq.
Facsimile: (404) 892-7056

If to an Acquiring Company:	Cheniere Energy, Inc.
717 Texas Avenue, Suite 3100
Houston, Texas 77002
Attention: Zurab S. Kobiashvili
Facsimile: (713) 659-5459

Copy to:	Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention: Geoffrey K. Walker
Facsimile: (713) 238-7433

11.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the interpretation of this Agreement. In this Agreement, unless a contrary intention is specifically set forth, (i) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision and (ii) reference to any Article or Section means such Article or Section hereof. No provision of this Agreement shall be interpreted or construed against any Party solely because such Party or its legal representative drafted such provision.

11.3 Entire Agreement. This Agreement (including the documents and instruments referred to herein and the Exhibits attached hereto) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

11.4 Assignment. Neither this Agreement nor the rights, interests and obligations arising pursuant to this Agreement (including the documents and instruments referred to herein and the Exhibits attached hereto) shall be assigned by operation of law or otherwise, except that the Acquiring Companies may assign this Agreement to any other wholly-owned Subsidiary of Parent, but no such assignment shall relieve either of the Acquiring Companies of its obligations hereunder.

11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.6 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the Parties.

11.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

11.8 Parties in Interest; Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of each Party hereto and their respective successors and permitted assigns. CCCPC is hereby acknowledged as an intended third-party beneficiary of Section 7.7 of this Agreement and may enforce such section in accordance with its terms. The Partnership and the Allied Alumina Companies are hereby acknowledged as intended third-party beneficiaries of Section 7.5 of this Agreement and each of them may enforce such section in accordance with its terms. The Parent is hereby acknowledged as an intended third-party beneficiary of the investment representations made by the Stockholder in Section 5.19 hereof and may rely on and enforce such representations in accordance with the terms of this Agreement and in connection with the Parent’s execution and delivery of the Registration Rights Agreement.

11.9 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

11.10 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior approval of the other Party; provided, however, that an Affiliate of either Party may make any public disclosure that it believes in good faith is required by applicable law or any listing agreement concerning its publicly-traded securities (in which case such Party shall use commercially reasonable efforts to advise the other Party prior to making the disclosure and to limit its disclosures to those required under such applicable law or agreement). Notwithstanding the foregoing, the Company and the Acquiring Companies shall use commercially reasonable efforts to jointly draft all disclosures to employees of matters relating to the Merger.

11.11 Headings. The section headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

11.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including, without limitation”.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

CHENIERE LNG, INC.

By:	/s/ Don A. Turkleson
Name:	Don A. Turkleson
Title:	Secretary

CHENIERE ACQUISITION:

CHENIERE ACQUISITION, LLC

By:	/s/ Don A. Turkleson
Name:	Don A. Turkleson
Title:	Secretary

STOCKHOLDER:

BPU ASSOCIATES, LLC

By:	/s/ Lewis A. Patterson III
Name:	Lewis A. Patterson III
Title:	Manager

COMPANY:

BPU LNG, INC.

By:	/s/ Lewis A. Patterson III
Name:	Lewis A. Patterson III
Title:	President

EXHIBIT A

Definitions

For purposes of this Agreement, the following terms shall have the meaning specified or referred to below when capitalized (or if not capitalized, unless the context clearly requires otherwise) when used in this Agreement.

“Acquiring Company” or “Acquiring Companies” has the meaning set forth in the preface.

“Acquiring Companies Required Statutory Approvals” has the meaning set forth in Section 4.2(c).

“Affiliate(s)” with respect to any Person, means any Person directly or indirectly controlling, controlled by or under common control with such Person, and any natural person who is an officer, director or partner of such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preface.

“Allied Alumina Companies” means Allied Alumina Group, Inc., Allied Alumina, Inc., Sherwin Alumina Holding Company, Sherwin Alumina, Inc., Sherwin Alumina, L.P. and Sherwin Pipeline, Inc.

“Bank Account” means the Company’s account at First Bank of Delaware with account number 9004858.

“Benefits Affiliate” means (i) any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code), which includes the Company, (ii) any trade or business (whether or not incorporated) that is under common control (as defined is Section 414(c) of the Code) with the Company, (iii) any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Section 414(m) of the Code), which includes the Company and (iv) any other entity required to be aggregated with the Company pursuant to the regulations issued under Section 414(o) of the Code.

“Benefits Affiliate Period” means a period of time during which a corporation, trade or business (whether or not incorporated), organization (whether or not incorporated) or other entity is or was a Benefits Affiliate of the Company.

“Benefits Affiliate Plan” means a Plan, which, during and/or after any Benefits Affiliate Period, any Benefits Affiliate established, maintained, contributed to or had any liability or obligation to contribute to, or was otherwise liable or obligated under in any way.

“Benefit Program” means a plan, policy, contract, program, commitment or arrangement providing for bonuses, deferred compensation, retirement payments, profit sharing, incentive pay, commissions, hospitalization or medical expenses or insurance (including, without limitation, health, dental, life and disability insurance) or any other benefits for any officer, consultant, director, annuitant, employee or independent contractor of the Company as such or members of their families (other than directors’ and officers’ liability policies), whether or not insured.

“Buyer” has the meaning set forth in the preface.

“Buyer Released Party” or “Buyer Released Parties” has the meaning set forth in Section 10.5(a).

“CCCPC” has the meaning set forth in Section 7.7.

“CERCLA” has the meaning set forth in Section 5.14(g).

“Certificate” has the meaning set forth in Section 3.2.

“Cheniere Acquisition” has the meaning set forth in the preface.

“Claims” has the meaning set forth in Section 10.1.

“Closing” has the meaning set forth in Section 3.6.

“Closing Date” has the meaning set forth in Section 3.6.

“Code” means the Internal Revenue Code of 1986, as amended, or any amending or superseding tax laws of the United States of America.

“Company” has the meaning set forth in the preface.

“Company Common Stock” has the meaning set forth in the recitals.

“Company Permits” has the meaning set forth in Section 5.9.

“Company Released Party” or “Company Released Parties” has the meaning set forth in Section 10.5(b).

“Company Required Statutory Approval” has the meaning set forth in Section 5.3(c).

“Confidential Information” means all secret or confidential information, including without limitation, (i) all know-how, trade secrets and other confidential or nonpublic information prepared for, by or on behalf of, or in the possession of, the Company, the Stockholder, the Acquiring Companies, the Parent or the Partnership, including (x) nonpublic proprietary information, (y) other information derived from reports, investigations, research, studies, work in progress, codes, marketing, sales or service studies or programs, capital expenditure projects, cost summaries, equipment, product or system designs or drawings, pricing or other formulae, sales and marketing techniques, contract analyses, financial information, projections, customer lists, customer studies and analyses, training materials, credit studies, opinion polls, evaluations of employees, customer studies, agreements with vendors, joint venture agreements, confidential filings with any Governmental Authority and (z) all other concepts, methods, techniques and processes of doing business, ideas or information that can be used in the operation of a business or other enterprise and is sufficiently valuable, or potentially valuable, and secret to afford an actual or potential economic advantage over others; (ii) any customer lists, customer mailing lists, prospective customer lists, trade secrets, or pricing, marketing or advertising plans, market studies, business plans, computer software and programs; (iii) any financial information, including without limitation, historical financial statements, financial projections and budgets, financial ratios, cost analyses, historical and projected sales, capital spending budgets and plans; and (iv) names and backgrounds of key personnel, personnel training techniques and materials, policies and manuals or methods used. Such Confidential Information does not include any information: (i) that currently is generally available to and generally known by the public or, through no fault of the Company or the Stockholder, hereafter becomes generally available to and generally known by the public, (ii) that becomes known to the recipient through disclosure by sources other than the Company, the Stockholder or their Affiliates, or (iii) is required to be disclosed pursuant to the requirement of any Governmental Authority or any law requiring disclosure thereof, provided that the Buyer or the Stockholder, as applicable, is provided with timely prior written notice of any such required disclosure and given the opportunity to object to same

“Contracts” has the meaning set forth in Section 5.15.

“Covered Parties” has the meaning set forth in Section 7.5(b).

“Delaware Act” has the meaning set forth in the recitals.

“Delaware Laws” has the meaning set forth in the recitals.

“DGCL” has the meaning set forth in the recitals.

“Effective Time” has the meaning set forth in Section 1.2.

“Environmental Laws” has the meaning set forth in Section 5.14(g).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“February Cash Call” has the meaning set forth in Section 10.6

“Governmental Authority” or “Governmental Authorities” means any nation or government, any state or political subdivision thereof and any agency or entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Indemnitee” means the Person or Persons indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Article 10 hereof.

“Indemnitor” means the Person or Persons having the obligation to indemnify pursuant to the provisions of Article 10 hereof.

“Knowledge” means the actual knowledge of any officer or director of the Company or the Stockholder, after reasonable inquiry.

“Leased Real Property” has the meaning set forth in Section 5.14(c).

“Liability” or “Liabilities” means, without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Lien(s)” means any mortgage, pledge, hypothecation, security interest, encumbrance, claim, right of first refusal, option, lien, charge, condition, restriction or burden of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

“LP Interest” has the meaning set forth in Section 5.14(a).

“Material Adverse Effect,” when used in this Agreement in connection with the Company, the Stockholder, the Buyer or Cheniere Acquisition, as the case may be, means any event, occurrence, fact, condition, change, development or effect that is or could reasonably be anticipated to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations, properties (including intangible properties) or business prospects of the Company, the Stockholder, the Buyer or Cheniere Acquisition, respectively.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 3.2.

“Merger Filing” has the meaning set forth in Section 1.2.

“Morgan Agreement” means the Administrative Manager’s Employment Contract, dated June 11, 2003, between the Company and Michael G. Morgan.

“Option Agreement” has the meaning set forth in Section 3.7(a).

“Parent” has the meaning set forth in the preface.

“Parent Common Stock” means common stock, par value $.003 per share, of the Parent.

“Parent Shares” means the shares of Parent Common Stock issuable to the Stockholder as determined pursuant to Section 3.1 of the Agreement.

“Partnership” means Corpus Christi LNG, L.P., a Delaware limited partnership.

“Partnership Agreement” means the Limited Partnership Agreement of the Partnership entered into effective as of May 10, 2003.

“Party” or “Parties” has the meaning set forth in the preface.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCBs” has the meaning set forth in Section 5.14(g).

“Pension Plan” means any “defined benefit plan”, as defined in Section 3(35) of ERISA, and any Plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code.

“Peoples Agreement” means the Administrative Manager’s Employment Contract, dated June 11, 2003, between the Company and Beth L. Peoples.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

“Pipeline” has the meaning set forth in Section 7.7.

“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or by any trade or business, whether or not incorporated, which, together with the Company, is under common control, as described in Section 414(b) or (c) of the Code.

“Quitclaim Deed” has the meaning set forth in Section 3.7(a).

“Registration Rights Agreement” has the meaning set forth in Section 3.7(a).

“Registration Statement” has the meaning set forth in Section 4.2(c).

“Regulated Substances” has the meaning set forth in Section 5.14(g).

“Representatives” means, with respect to any Person, such Person’s accountants, counsel, financial advisors and other representatives.

“Restrictions” has the meaning set forth in Section 5.2(a).

“SEC” has the meaning set forth in Section 4.2(c).

“Securities Act” has the meaning set forth in Section 4.2(c).

“Stock Purchase Agreement” means the Stock Purchase Agreement, dated March 31, 2004, between Aluminco Limited and the Stockholder.

“Stockholder” has the meaning set forth in the preface.

“Sublease Agreement” means the Sublease and Administrative Services Agreement, dated June 11, 2003, between Blue Diamond Realty, L.L.C. and the Company.

“Subsidiary” or “Subsidiaries” means, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

“Survival Period” has the meaning set forth in Section 10.4.

“Surviving Company” has the meaning set forth in Section 1.1.

“Tangible Property” has the meaning set forth in Section 5.14(d).

“Tax” or “Taxes” means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, severance, environmental, license, net worth, payroll, employment, franchise, transfer and recording taxes, fees and charges, imposed by the Internal Revenue Service or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Tax Return(s)” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and documents (i) with respect to or accompanying payments of estimated Taxes or (ii) with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including any schedule or attachment thereto and any amendment thereof.

“Terminated Agreements” means the Morgan Agreement, the Peoples Agreement, and the Sublease Agreement.

“Third Party Claims” has the meaning set forth in Section 10.3(a).

“Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration or other similar Taxes and fees.

“United States” means the United States of America.